FILED PURSUANT TO RULE 424(b)(3) AND (c)
FILE NUMBER 333-124742

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 9, 2005

12,673,288 shares

MANARIS CORPORATION
(formerly known as C-Chip Technologies Corporation)
common stock, par value $0.00001 per share

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This prospectus supplement supplements our prospectus dated June 27, 2005 relating to the resale by certain selling shareholders of up to 12,673,288  shares of our common stock, par value $0.00001 per share, which may be offered and sold from time to time by the selling shareholders. We will receive no part of the proceeds from any of the sales of these shares. The "Principal and Selling Shareholders" section of the original prospectus is hereby amended and supplemented to reflect a change in the exercise price of certain warrants issued to certain selling shareholders. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

The date of this prospectus supplement is August 9, 2005.

FILED PURSUANT TO RULE 424(b)(3) AND (c)
FILE NUMBER 333-124742

PRINCIPAL AND SELLING SHAREHOLDERS

The "Principal and Selling Shareholders" section of the prospectus is hereby amended and supplemented as follows:

On pages 59 and 60 of the prospectus, the selling shareholder name of “Vicus Capital Master Fund” is hereby corrected and deleted in its entirety and replaced as follows: “Vicis Capital Master Fund.” The number of warrants and shares attributable to Vicis Capital Master Fund remain unchanged.

On page 58 of the prospectus, the first two sentences of the first paragraph under the subheading “Selling Warrant Holder” is hereby deleted in its entirety and replaced with the following sentences:

"The following sets forth the name of each Class A Warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $0.35 entitles a warrant holder to acquire one share of common stock."

On page 59 of the prospectus, the first two sentences of the first paragraph is hereby deleted in its entirety and replaced with the following sentences:

"The following sets forth the name of each Series A Warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $0.35 entitles a warrant holder to acquire one share of common stock."

On page 59 of the prospectus, the first two sentences of the second paragraph is hereby deleted in its entirety and replaced with the following sentences:

"The following sets forth the name of each Series E Warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $0.35 entitles a warrant holder to acquire one share of common stock."

On page 60 of the prospectus, the first two sentences of the first paragraph is hereby deleted in its entirety and replaced with the following sentences:

"The following sets forth the name of each Series F Warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $0.35 entitles a warrant holder to acquire one share of common stock."

Except as set forth in this prospectus supplement there is no change to the section entitled "Principal and Selling Shareholders" in the original prospectus. All references in the original prospectus to the exercise price of each of the Class A Warrants, Series A Warrants, Series E Warrants and Series F Warrants shall be deleted and replaced with an exercise price of “$0.35”.

We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Manaris Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 9, 2005

MANARIS CORPORATION

By:  /s/ Stephane Solis
Name: Stephane Solis
Title: President and CEO